U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 11, 2011

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 11, 2011, Emeritus Corporation (“Emeritus” or the “Company”) and its wholly owned subsidiary Summerville Senior Living, Inc. (“Summerville”), entered into an agreement (the “Buy Out”) with Mr. Daniel R. Baty, the Chairman of the Company’s board of directors and one of its founders, and Batus LLC (“Batus”), a joint venture in which Summerville and Mr. Baty each hold a 50% ownership interest, whereby Emeritus and Summerville purchased Mr. Baty’s rights related to six of 18 assisted living facilities (the “CFSA Facilities”) included in a cash flow sharing agreement (“CFSA”) between Emeritus and Mr. Baty.  Emeritus entered into the CFSA in 2004 in connection with Mr. Baty’s guarantee of its obligations under a long term lease with Health Care REIT, Inc. (“HC REIT”) related to the CFSA Facilities (the “HC REIT Lease”), whereby Mr. Baty shares in 50.0% of the positive cash flow (as defined) and is responsible for 50.0% of the cash deficiency for these communities.  Three of the CFSA Facilities are leased from HC REIT (the “HC REIT Facilities”) and three are owned by Batus (the “Batus Facilities”).  The CFSA Facilities provide assisted living and memory care services and are located in Texas, Utah and Delaware.

The CFSA includes an option for Emeritus to purchase Mr. Baty’s rights to some or all of the CFSA Facilities for a price equal to the lesser of 50.0% of (i) a multiple of six times cash flow, as defined, based on a trailing 12 months, or (ii) fair market value.  Based on this formula, the Company paid to Mr. Baty $3.6 million in cash for his rights related to the three HC REIT Facilities.

Batus owns eight communities purchased from HC REIT in 2008, including the three Batus Facilities, each of which is a special purpose entity (the “Batus SPEs”).  The Batus joint venture agreement provides to Summerville the option to purchase Mr. Baty’s membership interest in any or all of the Batus SPEs.  In connection with the Buy Out, Summerville exercised its option with respect to the three Batus Facilities, and Batus therefore distributed to each of Summerville and Mr. Baty its membership interests in each of the three Batus SPEs and Summerville concurrently acquired from Mr. Baty the membership interests so distributed to him in consideration for a cash payment of $6.7 million.  The purchase price was based on the lesser of 50.0% of (i) trailing 12-month net operating income, as defined, less a specified level of capital expenditures and a 5.0% management fee, and applying a fixed capitalization rate of 8.25%, minus debt, or (ii) fair market value and includes the purchase of Mr. Baty’s rights under the CFSA with respect to the Batus Facilities.

Mr. Baty will continue to guarantee the Company’s obligations under the HC REIT Lease and Batus’ obligations under the mortgage loan agreements.  Under the terms of the Buy Out, Emeritus will indemnify Mr. Baty related to any amounts paid by him to HC REIT and Emeritus and Summerville will, on a joint and several basis, indemnify Mr. Baty related to any amounts paid by him to the lender pursuant to his guarantees.

The foregoing summary of the Buy Out is qualified in its entirety by reference to the copy of the Buy Out filed herewith as Exhibit 10.61.08.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                                Description

10.61.08	Agreement dated February 11, 2011 between Emeritus Corporation, Summerville Senior Living, Inc., Batus, LLC, and Daniel R. Baty, relating to cash flow sharing (Buy Out Option).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

February 17, 2011		EMERITUS CORPORATION

	By:	/s/ Robert C. Bateman
Robert C. Bateman, Executive Vice President—
Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                Description

10.61.08	Agreement dated February 11, 2011 between Emeritus Corporation, Summerville Senior Living, Inc., Batus, LLC, and Daniel R. Baty, relating to cash flow sharing (Buy Out Option).